CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

TriUnity Business Services Limited

401, Ryland St.

STE 200-A, Reno

Nevada, United Stated 89502

We consent to the inclusion in the Registration Statement on Form S-1/A ofTriUnity Business Services Limited, of our report date October 8, 2024 relating to our audit of the balance sheet of TriUnity Business Services Limited as of July 31, 2024 and the related statement of operations and comprehensive loss, statement of stockholders' equity and statement of cash flows for period ended July 31, 2024 and the related notes included herein.

We also consent to the reference to us under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

Kuala Lumpur, Malaysia

December 23, 2024